                                                           Exhibit 99.02


                                                           COMPANY'S FORM 10-Q
                                                           June 30, 1996
                                                           Page 35


Item 1. Legal Proceedings.

     In July 1996, a complaint seeking equitable relief was filed in the U.S. District Court for the Southern District of New York by the U.S. Department of Justice, naming twenty-four major brokerage firms, including the Company's subsidiary, Smith Barney, Inc., as defendants. A proposed settlement has been agreed to by the parties, subject to approval of the court. Pursuant to this settlement, the defendants, without admitting any liability, would agree not to engage in certain practices relating to the quoting of Nasdaq securities and would further agree to implement a program to ensure compliance with federal antitrust laws and with the terms of the settlement. No monetary fines or penalties are imposed as part of the settlement.